Exhibit 99.1
Sunnova Appoints Akbar Mohamed, President of Prime Communications, to Its Board of Directors

HOUSTON, December 23 — Sunnova Energy International Inc. (NYSE: NOVA) announced today the appointment of Akbar Mohamed, President of Prime Communications, LP, the largest AT&T authorized retailer in the United States, as an independent Class III director of the Company's Board of Directors effective Wednesday, December 23rd, 2020.

“Akbar is a highly accomplished entrepreneur and leader in his field who brings to Sunnova operational and strategic horsepower,” said William J. (John) Berger, Chief Executive Officer of Sunnova. “With his in-depth understanding of the dealer model through his experience building the largest AT&T dealer business in the United States, Akbar will be an incredible addition to our Board as we continue to focus on our goal of being a customer-centric, dealer driven, and tech-enabled wireless power service provider.”

Mohamed serves as President of Prime Communications, LP, the largest AT&T authorized retailer in the U.S., a position he has held since January 2010. With direct oversight of sales leadership and retail distribution, he drives Prime’s growth strategy, which has included retail store acquisitions from AT&T and GameStop. Additionally, he established and serves as Chairman of Prime’s retail subsidiary brands, including Prime Canada, the largest Rogers’ Wireless authorized retailer. Outside of Prime, Akbar is an entrepreneur and has founded several companies, including GamesPlus, Prepaid Works and Wireless Works. Through his family office, Jumana Capital, LP, he is also an active investor in operating businesses, real estate, private equity and venture capital funds.

Before Prime, Mohamed served as an investment professional at Hicks Muse, a private equity firm in Dallas, and as a merger and acquisitions professional at Goldman Sachs. Currently, he serves as a Board of Trustee and Vice Chairman for Awty International School, and previously served on the Aga Khan Economic Planning Board as a national member and chairman of Nizari Credit Union.

He holds a bachelor’s degree in accounting and finance, summa cum laude, from the University of Illinois and is a Certified Public Accountant.

ABOUT SUNNOVA

Sunnova Energy International Inc. (NYSE: NOVA) is a leading residential solar and energy storage service provider, with customers across the U.S. and its territories. Sunnova's goal is to be the source of clean, affordable and reliable energy, with a simple mission: to power energy independence so that homeowners have the freedom to live life uninterrupted™.

INVESTOR AND ANALYST CONTACT

Rodney McMahan
Sunnova Energy International Inc.
Rodney.McMahan@sunnova.com
(281) 971-3323

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Kelsey Hultberg
Sunnova Energy International Inc.
Kelsey.Hultberg@sunnova.com